Investor Contact: Nancy Christal                Media Contact: Jim Fingeroth
                  Vice President                               Wendi Kopsick
                  Investor Relations                           Kekst and Company
                  (914) 722-4704                               (212) 593-2655



                                                         FOR IMMEDIATE RELEASE


          MELVILLE ANNOUNCES PLANS FOR COMPLETION OF FOOTSTAR SPINOFF

        --To Hold Special Shareholder Meeting to Change Corporate Name
                             to CVS Corporation--


Rye, NY, September 24, 1996 -- Melville Corporation (NYSE: MES) today announced plans to complete the spinoff of Footstar, Inc. to its shareholders. The spinoff is among the final steps in the completion of Melville's strategic restructuring program announced last October.

Melville will distribute 100% of the shares of common stock of Footstar to its shareholders of record as of the close of business on October 2, 1996 (the Record Date). The official distribution date is October 12, 1996, but certificates for Footstar shares will be mailed on October 15, 1996. Melville said shareholders will receive 0.2879 shares of Footstar common stock for every one share of Melville common stock held on the Record Date. Immediately following the distribution, Footstar will have a total of approximately 30.5 million common shares outstanding. The Form 10 is expected to be declared effective on September 26, 1996.

Footstar's common stock has been approved for listing on the New York Stock Exchange under the symbol "FTS" subject to official notice of issuance.

Footstar had sales from continuing operations of $1.6 billion in 1995. It will be comprised of Meldisco, a leading operator of leased footwear departments in approximately 2,200 Kmart stores, and Footaction, a 444-unit mall-based, branded athletic footwear chain.

Stanley Goldstein, Chairman and Chief Executive Officer of Melville, commented, "The spinoff of Footstar to shareholders sets the stage for completion of Melville's strategic restructuring program announced last October. Since that time, Melville has divested four businesses -- Marshalls, Kay-Bee Toys, Wilsons and This End Up -- significantly reduced its costs, strengthened its financial position and created two new industry-focused companies, CVS Corporation in the chain drugstore industry and Footstar in the footwear industry. We are very excited about the prospects of CVS and Footstar, both of which enjoy leadership positions in their industries and substantial growth opportunities."

Melville also said that it would hold a special shareholder meeting on November 19, 1996 to obtain approval to change its corporate name to CVS Corporation and to reincorporate in Delaware. The Company is currently incorporated in New York. All Melville shareholders of record on October 2, 1996 will be entitled to vote at the special meeting. In anticipation of the name change, Melville's trading symbol on the New York Stock Exchange will be changed from "MES" to "CVS" on or about October 16, 1996.

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